EXHIBIT 24.1
SPECTRA ENERGY PARTNERS, LP
Power of Attorney
FORM 10-K
Annual Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2017
(Annual Report)
The undersigned Spectra Energy Partners GP, LLC, a Delaware limited liability company and general partner of the general partner of Spectra Energy Partners, LP (the “Partnership”), and certain of its officers and/or directors, do each hereby constitute and appoint William T. Yardley and Stephen J. Neyland, and each of them, to act as attorneys-in-fact for and in the respective names, places, and stead of the undersigned, to execute, seal, sign, and file with the Securities and Exchange Commission the Annual Report of the Partnership on Form 10-K and any and all amendments thereto, hereby granting to said attorneys-in-fact, and each of them, full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, or proper to be done in and about the premises, as fully to all intents and purposes as the undersigned, or any of them, might or could do if personally present, hereby ratifying and approving the acts of said attorneys-in-fact.
Executed as of the 15th day of February, 2018.

SPECTRA ENERGY PARTNERS GP, LLC

By	/s/ William T. Yardley
President and Chairman of the Board

ATTEST:

/s/ Valorie Wanner
Corporate Secretary

/s/ Williiam T. Yardley William T. Yardley	President and Chairman (Principal Executive Officer and Director)

/s/ Nora Mead Brownell Nora Mead Brownell	(Director)

/s/ Micheal G. Morris Micheal G. Morris	(Director)

/s/ Laura J. Buss Sayavedra Laura J. Buss Sayavedra	(Director)

/s/ John K. Whelen John K. Whelen	(Director)

/s/ J.D. Woodward, III J.D. Woodward, III	(Director)

/s/ Vern Yu Vern Yu	(Director)